Exhibit 10.1

DRAFT #1

MONTCLERG PROPERTY

PROPERTY SALE AGREEMENT

THIS AGREEMENT is made as of the _______ day of December, 2010

BETWEEN:	LAM CHAN THO, residing at ●

(hereinafter called "Tho")

OF THE FIRST PART

AND:	SHAMIKA 2 GOLD, INC., a company duly constituted under the laws of Nevada, having an address c/o Tarter Krinsky & Drogin LLP, 1350 Broadway, New York, New York 10018.

(hereinafter referred to as the "Purchaser")

OF THE SECOND PART

WHEREAS Tho is the recorded and beneficial owner of a 100% interest (the “Interest”) in certain mineral claims, located in Woburn Township, Quebec, more particularly described in Schedule A attached hereto and made part hereof (hereinafter called the "Property");

WHEREAS Tho has agreed to sell the Interest to the Purchaser, and the Purchaser has agreed to purchase the Interest from Tho;

WHEREAS the parties wish to set forth certain agreements relating to the foregoing;

NOW THEREFORE THIS AGREEMENT WITNESSSETH that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereafter set out, the parties hereto agree as follows:

1.	PREAMBLE

1.1 The preamble to the present agreement shall form an integral part hereof as if recited at full length herein.

2.	PURCHASE AND SALE

2.1 Tho hereby sells the Interest to the Purchaser, and the Purchaser hereby purchases the Interest from Tho, the whole in accordance with the terms and conditions hereinafter set forth.

3.	CONSIDERATION

3.1 The consideration for the transfer of the Interest is the aggregate of the following:

(a)
five million (5,000,000) paid-up and non-assessable newly- issued common shares of the capital-stock of the Purchaser; all the outstanding shares of the Purchaser have been authorized and have been validly issued; upon issuance, the five million (5,000,000) shares shall be free and clear of any encumbrances; and

(b)
the payment by the Purchaser to Tho of a royalty (the “Royalty”) of one and one-half percent (1 1/2%) of the net smelter returns (“Net Smelter Returns”), as defined and calculated in Schedule B attached hereto and made part hereof.

4.	REPURCHASE OPTION. Purchaser has the right to repurchase
(“Repurchase Option”) all or part of the net smelter royalty, commencing on the first anniversary of this Agreement, with no expiration, of not more than one-half percent (0.5%) (the “NSR Option Unit”) of the NSR each anniversary for a repurchase price of $500,000 for each NSR option unit repurchased (“Repurchase Price”).  Upon exercise of the Repurchase Option, Seller covenants that Seller shall not sell, assign, transfer, gift, pledge, encumber or otherwise dispose of the NSR or any interest therein, and any attempt to do so shall be void ab initio.

5.	REPRESENTATIONS AND WARRANTIES OF THO

5.1 Tho hereby represents and warrants to the Purchaser that:

(a)	he is the recorded and beneficial owner of a one hundred percent (100%) interest in and to the Property;

(b)
the mineral claims comprising the Property have been validly located, are now duly recorded and in good standing in accordance with the laws of the jurisdiction in which the mineral claims are situated and are free and clear of any encumbrances; and

(c)
he has the exclusive right to enter into this agreement and all necessary authority to assign and transfer to the Purchaser a one hundred percent (100%) right, title and interest in and to the Property in accordance with the terms and conditions of this agreement.

5.2 The representations and warranties hereinbefore set out are conditions upon which the Purchaser has relied on entering into this agreement and shall survive the execution of this agreement, and Tho hereby forever indemnifies and saves the Purchaser harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation or warranty made by it and contained in this agreement.

6.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.1 The Purchaser represents and warrants to Tho that:

(a)	it is a company validly existing and in good standing under the laws of Nevada and is up to date with respect to its filings with the applicable governmental corporate agency;

(b)	it has full corporate power and authority to enter into this agreement;

(c)
the entering into of this agreement does not conflict with any applicable laws or with its charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by, any contract or other commitment to which it is party or by which it is bound.

6.2 The representations and warranties hereinbefore set out are conditions upon which Tho has relied on entering into this agreement and shall survive the execution of this agreement, and the Purchaser hereby indemnifies and saves Tho harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

7.	TRANSFER OF TITLE

7.1 Upon receipt of five million (5,000,000) shares of the Purchaser as stipulated at paragraph 3.1.(a), Tho will sign and deliver all documents required to give effect to the transfer of the Property to the Purchaser.

8.	NOTICES

8.1 Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered air mail or by fax, addressed as follows:

In the case of the Purchaser:

Shamika 2 Gold, Inc.

Peter Campitiello
Tarter Krinsky & Drogin LLP
1350 Broadway
New York, New York 10018

Fax No.:

In the case of Tho:

Lam Chan Tho
500 Place D’Armes
Suite 2100
Montreal, Quebec
H2Y 2W2
Fax No.: (514) 843-8104

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the third business day following the date of mailing, or if faxed, on the next succeeding business day following the faxing thereof provided however that during the period of any postal interruption in either the country of mailing or the country of delivery, any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

9.	GENERAL TERMS AND CONDITIONS

9.1 The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this agreement;

9.2 This agreement shall represent the entire understanding between the parties with respect to the subject matter hereof and replaces and supersedes all previous agreements between them with respect to the subject matter hereof. No representations or inducements have been made save as herein set forth. No changes, alterations, or modifications of this agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by both parties hereto;

9.3 The titles to the articles to this agreement shall not be deemed to form part of this agreement but shall be regarded as having been used for convenience of reference only;

9.4 The schedules to this agreement shall be construed with and as an integral part of this agreement to the same extent as if they were set forth verbatim herein; All references to dollar amounts contained in this agreement are references to Canadian funds; expenditures shall be net of federal or provincial taxes;

9.5 This agreement shall be governed by and interpreted in accordance with the laws in effect in Quebec, and is subject to the exclusive jurisdiction of the Courts of Quebec;

9.6 This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.	LANGUAGE

10.1 The parties hereby acknowledge that they have required and consented that this agreement and all related documents be prepared in English.  Les parties reconnaissent avoir exigé que la présente convention et tous les documents y afférentes soient rédigés en anglais.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the day and year first above written.

_______________________________ LAM CHAN THO	SHAMIKA 2 GOLD, INC. Per:_______________________________ Name: Title: President

SCHEDULE A

TO THAT CERTAIN AGREEMENT BETWEEN LAM CHAN THO

OF THE FIRST PART

AND SHAMIKA 2 GOLD, INC.

OF THE SECOND PART

MADE AS OF THE _______ DAY OF DECEMBER, 2010

PROPERTY DESCRIPTION

SCHEDULE B

TO THAT CERTAIN AGREEMENT BETWEEN LAM CHAN THO

OF THE FIRST PART

AND SHAMIKA 2 GOLD, INC.

OF THE SECOND PART

MADE AS OF THE ______ DAY OF DECEMBER, 2010

NET SMELTER RETURNS ROYALTY

1.
For the purpose of this Schedule, "Agreement" shall mean the agreement to which this Schedule is attached, "Owner" shall mean the party paying a percentage of Net Smelter Returns pursuant to the Agreement, "Holder" shall mean the party or parties receiving a percentage of Net Smelter Returns pursuant to the Agreement, and other capitalized terms shall have the meanings assigned to them in the Agreement.

2.
For the purposes hereof, the term "Net Smelter Returns" shall, subject to paragraphs 3, 4, 5 and 6 below, mean gross revenues received from the sale by the Owner of all ore mined from the Property and from the sale by the Owner of concentrate, doré, metal and products derived from ore mined from the Properties, after deduction of the following:

(a)
all smelting and refining costs, sampling, assaying and treatment charges and penalties including but not limited to metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser (including price participation charges by smelters and/or refiners); and

(b)
costs of handling, transporting, securing and insuring such material from the Properties or from a concentrator, whether situated on or off the Properties, to a smelter, refinery or other place of treatment, and in the case of gold or silver concentrates or doré, security costs; and

(c)	sales and other taxes based upon sales or production, but not income taxes pursuant to federal, provincial or territorial tax legislation; and

(d)	marketing costs, including sales commissions, incurred in selling ore mined from the Properties and from concentrate, dolt, metal and products derived from ore mined from the Properties.

3.
(a)
Where revenue otherwise to be included under this Schedule is received by the Owner in a transaction with a party with whom it is not dealing at arm's length, the revenue to be included shall be based on the fair market value under the circumstances and at the time of the transaction.

(b)
Where a cost otherwise deductible under this Schedule is incurred by the Owner in a transaction with a party with whom it is not dealing at arm's length, the cost to be deducted shall be the fair market cost under the circumstance and at the time of the transaction.

4.
For the purpose of determining Net Smelter Returns, all receipts and major disbursements in a currency other than Canadian shall be converted into Canadian currency on the day of receipt or disbursement, as the case may be, and all other disbursements in a currency other than Canadian shall be converted into Canadian currency at the average rate for the month of disbursement determined using the Bank of Canada noon rates.

5.
The Owner may, but shall not be under any duty to, engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options in its sole discretion covering ail or part of production from the Properties. None of the revenues, costs, profits or losses from such transactions shall be taken into account in calculating Net Smelter Returns or any interest therein.

6.
If the Properties are brought into production, they may be operated as a single operation with other mining properties owned by third parties or in which the Owner has an interest, in which event, the parties agree that (notwithstanding separate ownership thereof) ores mined from the mining properties (including the Properties) may be blended at the time of mining or at any time thereafter, provided, however, that the respective mining properties shall bear and have allocated to them their proportionate part of costs described in paragraphs 2(a) to 2(d) above incurred relating to the single operation, and shall have allocated to each of them the proportionate part of the revenues earned relating to such single operation. In making any such allocation, effect shall be given to the tonnages and location of ore and other material mined and beneficiated and the characteristics of such material including the metal content of ore removed from, and to any special charges relating particularly to ore, concentrates or other products or the treatment thereof derived from, any of such mining properties.

The Owner shall ensure that practices and procedures in accordance with industry practice are adopted and employed for weighing, determining moisture content, sampling and assaying and determining recovery factors.

7.
Payments of a percentage of Net Smelter Returns shall be made to the Holder within 30 days after the end of each calendar quarter in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by the Owner. All such payments shall be made in Canadian dollars.

8.
After the year in which production is commenced on the Properties, the Holder receiving a percentage of Net Smelter Returns from the Owner shall be provided annually on or before March 31st with a copy of the calculation of Net Smelter Returns, determined in accordance with this Schedule, for the preceding calendar year, certified correct by a senior officer of the Owner.

9.
The Holder may, on or before April 30th of any year, give written notice to the Owner requiring an audit. The Owner shall then arrange for the external auditors of the Owner to carry out an audit at the sole expense of the Holder subject to reimbursement as described below and a copy of the auditor's report shall be provided to the Owner and Holder promptly upon completion of the audit. The auditor's report shall be subject to such qualifications the auditor wishes. to make, if any, and shall cover the calendar year ending on December 31 of the year immediately preceding the year of the notice.

if it is determined that the amount of Net Smelter Returns which should have been paid by the Owner to the Holder is different from the amount of Net Smelter Returns determined and paid to the Holder in accordance with this paragraph, the calculation of Net Smelter Returns for the audited period shall be amended to agree with the auditor's determination; and:

(a)	if the result is a net increase in payment due to the Holder in respect of the interest in Net Smelter Returns, the Owner shall pay promptly the amount of such net increase to the Holder; and

(b)	if the result is a net decrease in payment due to the Holder the Holder shall refund promptly such overpayment to the Owner.

The Owner shall retain the books and records relating to the Properties for the current year and for the three calendar years prior to the current year. In the event of the termination of the interest in Net Smelter Returns, the Owner shall, for a period of thirty-six months following the date of such termination, retain the books and records relating to the Properties for the year in which termination occurs and the three immediately prior calendar years. The Owner's books and records no longer required to meet the obligations of this paragraph may be destroyed.

10.
Nothing contained in the Agreement or any Schedule attached thereto shall be construed as conferring upon the Holder any right to or beneficial interest in the Properties. The right to receive a percentage of Net Smelter Returns from the Owner as and when due is and shall be deemed to be a contractual right only. Furthermore, the right to receive a percentage of Net Smelter Returns by the Holder from the Owner as and when due shall not be deemed to constitute the Owner the partner, agent or legal representative of the Holder or to create any fiduciary relationship between them for any purpose whatsoever,

11.
The Owner shall be entitled to (i) make all operational decisions with respect to the methods and extend of mining and processing of ore, concentrate, doré, metal and products produced from the Properties (for example, without limitation, the decision to process by heap leaching rather than conventional milling), (ii) make all decisions relating to sales of such ore, concentrate, doré, metal and products produced and (iii) make all decisions concerning temporary or long-term cessation of operations.